CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption "Comparison of Other Service Providers - Auditors"  and “Financial Highlights” in the Joint Proxy Statement and Prospectus of Touchstone Funds Group Trust and Touchstone Investment Trust relating to the reorganization of the Old Mutual Barrow Hanley Core Bond Fund, and the Old Mutual Dwight Short Term Fixed Income Fund, all a series of Old Mutual Funds II, into the Touchstone Total Return Bond Fund and Touchstone Ultra Short Duration Fixed Income Fund, respectively, each a series of Touchstone Funds Group Trust, and to the reorganization of the Old Mutual Dwight Intermediate Fixed Income Fund, a series of Old Mutual Funds II, into the Touchstone Core Bond Fund, a series of Touchstone Investment Trust, in this Registration Statement on Form N-14, filed with the Securities and Exchange Commission.

We also consent to the incorporation by reference of our report dated November 29, 2010 on the financial statements and financial highlights of Touchstone Funds Group Trust, with respect to Touchstone Total Return Bond Fund and Touchstone Ultra Short Duration Fixed Income Fund, and to the incorporation by reference of our report dated November 24, 2010 on the financial statements and financial highlights of the Touchstone Investment Trust, with respect to the Touchstone Core Bond Fund, included in this Registration Statement on Form N-14, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Cincinnati, Ohio
November 29, 2011